News—For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Director, Corporate Communications 703.653.2248 bhalloran@orcc.com	Catherine Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com

ONLINE RESOURCES POSTS FIRST QUARTER 2005 RESULTS

Revenue and Earnings Exceed Raised Guidance

CHANTILLY, Va., April 20, 2005 – Online Resources Corporation (Nasdaq: ORCC), a leading outsourcer of Internet financial services, today reported financial and operating results for the three months ended March 31, 2005. The Company’s results included, for the first time, results from the acquisition of Incurrent Solutions.

•	Revenue for the first quarter of 2005 was $15.1 million, a 55 percent increase over first quarter 2004 revenue of $9.8 million.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) was $3.8 million, compared to $1.4 million in the prior year. EBITDA per share was $0.17 per share, a 143 percent increase versus $0.07 in the prior year.

•	Net income was $2.4 million, compared to $419,000 in 2004. Net income per share was $0.11 per share, a 450 percent increase over $0.02 per share in 2004. Due to delays in the requirement to expense equity compensation, the Company postponed such expensing, which had been expected to have an impact on earnings of $0.02 per share.

“Revenue and earnings exceeded both our original and upwardly revised guidance, even before our decision to delay the expensing of equity compensation,” stated Matthew P. Lawlor, chairman and chief executive of the Company. “We were also quite pleased with the lift in Banking division client signings, and the performance of our new Card division.”

Banking division results were fueled primarily by continued increases in consumer adoption of the Company’s account presentation and bill payment services. The division also expanded its distribution channel to 740 banks and credit unions with the signing of 33 new clients.

The Card division benefited from the acceleration of certain consulting services revenue and by increased consumer adoption. Approximately $1.0 million of first quarter 2005 revenue was attributable to Sears, which is expected to migrate off the Company’s platform in the second quarter due to the previously announced acquisition of that portfolio by Citibank.

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Because of the recent Securities and Exchange Commission decision to delay implementation of the requirement to expense equity compensation, the Company decided to postpone adoption until 2006. Lawlor stated that, “we were, and continue to be, prepared to implement such expensing. But to do so now would be premature, given its irreversibility and our desire to report comparably with other public companies, who have not yet broadly adopted this policy.”

“We have revised our 2005 guidance to reflect this delay,” added Lawlor. “We continue to expect a sequential decline in second quarter results, as previously announced clients who were acquired come off our platform. We also expect that this will be followed by a return to sequential growth for the third and fourth quarters. Once these acquired clients come off our platform, no single financial institution client will contribute more than 3 percent of our total revenue.”

2005 Business Outlook
The Company provided new guidance for the second quarter 2005 and revised guidance for full year 2005. This guidance assumes no release of the Company’s tax loss valuation allowance. Guidance also incorporates the follow-on public offering of 4.4 million shares of its common stock at $8.50 per share, completed subsequent to the close of the first quarter. The information below is in millions except for per share data. These statements are forward-looking, and actual results may differ materially.

Second Quarter		Full Year
2004 2005%		2004	2005	%
Actual Guidance	Change	Actual	Guidance	Change

Revenue	$10.1	$13.5-13.9	36%	$42.3	$56.5-58.0	35%

Gross Profit Margin	61%	58-60%	-3%	62%	60-62%	-2%

EBITDA (1)	$2.1	$2.6-3.0	33%	$8.6	$13.0-14.0	57%

Per share	$0.11	$0.10-0.12	0%	$0.43	$0.51-0.55	23%

Net Income	$1.2	$1.4-1.6	25%	$5.0	$9.2-9.9	91%

Per share	$0.06	$0.05-0.06	-8%	$0.25	$0.36-0.39	50%

Fully Diluted Shares	20.0	25.8	29%	20.1	25.5	27%

	Supplemental Information –For Disclosure Purposes Only

Pro Forma Equity Compensation Expense	N/A	$0.2-0.3	N/A	N/A	$1.3-1.6	N/A

Per share	N/A	$0.01	N/A	N/A	$0.05-0.06	N/A

Tax Equivalent Net Income (2)	$0.7	$0.9-1.0	36%	$3.1	$5.7-6.1	90%

Per share (2)	$0.04	$0.03-0.04	-13%	$0.15	$0.22-0.24	53%

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

(2)	Presents the Company’s net income and net income per share expectations as if they were to be reported on a fully taxed basis, at an estimated corporate tax rate of 38 percent. The Company has approximately $90 million in tax loss carry-forwards and does not expect to pay material cash taxes in the foreseeable future.

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The Company’s management will host a conference call to discuss the results today at 4:15 p.m. ET. The conference call dial-in number is (800) 938-1087 for domestic participants and (706) 679-7266 for international participants. Alternatively, a live web cast of the call will be available through the “Investors” section of Online Resources’ web site at www.orcc.com. The call and web cast will be recorded and available for playback from 8:00 p.m. ET on April 20 until midnight on Wednesday, April 27. For the conference call playback, dial (800) 642-1687 for domestic participants and (706) 645-9291 for international participants and enter code 4696828. For web cast replay, go to the “Investors” section of www.orcc.com.

Annual Shareholder Meeting
The Company will hold its Annual Shareholder Meeting on Wednesday, May 4, 2005 at 2 p.m. ET at the Harvard Club in New York, New York.

About Online Resources
Online Resources powers Internet financial services for over 700 firms nationwide. The Company’s account presentation, payment and relationship management services are branded to its client banks, credit unions, card issuers and payment acquirers. The Company serves over three million consumer and business end-users and processes over $10 billion in payments annually. Founded in 1989, Online Resources (Nasdaq: ORCC, Website: www.orcc.com) has been widely recognized as one of the nation’s fastest growing technology firms.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to the Company’s: history of losses; dependence on the marketing efforts of third parties; potential fluctuations in operating results; ability to make and successfully integrate acquisitions of new businesses; potential need for additional capital; potential inability to prevent systems failures and security breaches; potential inability to expand services and related products in the event of substantial increases in demand; competition; ability to attract and retain skilled personnel; reliance on patents and other intellectual property; exposure to the early stage of market adoption of the services it offers; exposure to the consolidation of the banking and financial services industry; and additional risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the Company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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Online Resources Corporation
Quarterly Operating Data

(Unaudited)

	Total					% Change
	1Q04	2Q04	3Q04	4Q04[1]	1Q05[1]	1Q05 vs. 4Q04	1Q05 vs. 1Q04
ACCOUNT PRESENTATION
Banking Services
Users (#K)	450	439	463	485	501	3%	11%
Adoption Rate[2]	18.5%	19.3%	21.1%	22.4%	27.6%	23%	49%
Clients	204	195	180	183	182	-1%	-11%
Card Services
Users (#K)	n/a	n/a	n/a	1,986	2,213	11%	n/a
Adoption Rate[3]	n/a	n/a	n/a	14.9%	15.7%	5%	n/a
Clients	n/a	n/a	n/a	7	7	0%	n/a
PAYMENTS
Banking Services
Users (#K)	592	651	728	776	828	7%	40%
Adoption Rate[4]	5.7%	6.2%	6.8%	8.2%	9.0%	10%	58%
Transactions (#M)	8.4	9.0	9.6	10.2	10.9	7%	30%
Clients	670	687	697	716	740	3%	10%
RELATIONSHIP MANAGEMENT
Banking Services
Products/User	1.27	1.28	1.30	1.31	1.31	0%	3%
Upsells[5]	19,843	18,693	17,060	18,980	19,897	5%	0%
Clients	322	333	341	356	372	4%	16%
TOTAL ENTERPRISE
Unique Users[6] (#K)
Banking Services	926	972	1,065	1,125	1,195	6%	29%
Card Services	n/a	n/a	n/a	1,986	2,213	11%	n/a
Total	926	972	1,065	3,111	3,408	10%	268%
Adoption Rate (Total)[7]	8.9%	9.2%	10.0%	13.6%	14.6%	7%	64%
Payment Transactions (#M)	8.4	9.0	9.6	10.2	10.9	7%	30%
Unique Clients	670	687	697	723	747	3%	11%
Notes:
[1]Does not include Sears, a Card & Credit Services division client, that was acquired and is expected to be leaving in 2Q05.
[2] The number of users divided by the 1.8 million total launched checking accounts held with our Banking Services clients. The numbers of checking accounts are as reported to us by our clients.
[3]The number of users divided by the 14.1 million active card accounts held with our Card Services clients. Based on industry averages, we have defined active card accounts to be 50% of total card accounts, and like the industry, are reporting adoption rates against the active card account base.

[4]The number of users divided by the 9.2 million total payments-eligible launched checking accounts held with our Banking Services clients. The numbers of checking accounts are as reported to us by our clients.

[5]The number of additional services (e.g., bill payment, Money HQ, Quicken) that banking users enrolled in during the quarter.
[6]The number of unique users that use either account presentation services and/or payment services. Some may be counted in both account presentation and payments.
[7]The number of users divided by the sum of 14.1 million active card accounts held with our Card Services clients and the 9.2 million launched checking accounts held with our Banking Services clients.

Online Resources Corporation
Consolidated Statement of Operations

(In thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED MARCH 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2005	2004	2004	2003
Revenues:
Account presentation services	$2,827	$785	$3,030	$4,064
Payment services	8,443	6,336	28,277	21,042
Relationship management services	2,045	1,931	7,895	8,501
Professional services and other	1,797	715	3,084	4,801
Total revenues	15,112	9,767	42,286	38,408
Expenses:
Cost of revenues	5,683	4,450	16,202	15,503

Gross profit	9,429	5,317	26,084	22,905
General and administrative	3,195	2,111	9,931	8,627
Selling and marketing	2,475	1,867	7,416	6,433
Systems and development	1,275	935	3,793	3,831
Total expenses	6,945	4,913	21,140	18,891

Income from operations	2,484	404	4,944	4,014
Other income
Interest income	29	26	147	79
Interest expense	4	2	(3)	(818)
Total other income	25	24	182	(739)

Income before taxes	2,509	428	5,126	3,275
Income tax provision	60	9	146	16
Net income	$2,449	$419	$4,980	$3,259

Net income per share
Basic	$0.13	$0.02	$0.28	$0.18
Diluted	$0.11	$0.02	$0.25	$0.17
Shares used in calculation of net income per share:
Basic	19,358	17,883	18,057	15,141
Diluted	21,606	20,097	20,128	16,685
Reconciliation of net income to EBITDA (See Note 1):
Net income	$2,449	$419	$4,980	$3,259
Depreciation and amortization	1,283	969	3,693	3,364
Other income	(25)	(24)	(182)	739
Income tax provision	60	9	146	16
EBITDA (See Note 1)	$3,767	$1,373	$8,637	$7,378

Note:

1. EBITDA represents earnings before interest, taxes, depreciation and amortization.

Online Resources Corporation
Condensed Consolidated Balance Sheets

(In thousands)

	MARCH 31,	DECEMBER 31,
	2005	2004
	(UNAUDITED)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$9,393	$6,291
Accounts receivable, net	8,387	8,516
Deferred implementation costs	506	461
Prepaid expenses and other current assets	1,156	2,635
Total current assets	19,442	17,903
Property and equipment, net	13,391	13,100
Goodwill	11,548	11,273
Intangible assets	1,491	1,570
Deferred implementation costs, less current portion	459	420
Other assets	306	351
Total assets	$46,637	$44,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$3,508	$4,972
Deferred revenues	971	973
Deferred rent obligation	158	158
Capital lease obligation	7	11

Total current liabilities	4,644	6,114
Deferred revenues, less current portion	519	379
Deferred rent obligation, less current portion	1,674	1,525
Other long-term liabilities	41	133

Total liabilities	6,878	8,151
Stockholders’ equity	39,759	36,466
Total liabilities and stockholders’ equity	$46,637	$44,617